                                                                    Exhibit 10.7

                         MANUFACTURING SUPPLY AGREEMENT
                            (SHILOH AUTOMOTIVE, INC.)

     This Manufacturing Supply Agreement ("Agreement") is made and entered into effective as of the 10th day of May, 2002, by and between MTD PRODUCTS INC, an Ohio corporation ("MTD") and SHILOH AUTOMOTIVE, INC., an Ohio corporation ("Shiloh").

                              W I T N E S S E T H:

      WHEREAS, MTD is in the business of the development, manufacture, sale and distribution of lawn and garden products and associated attachments and accessories; and

     WHEREAS, Shiloh is primarily in the business of the development, manufacture and sale of automotive parts and is also involved in the manufacture and sale to MTD of components parts for outdoor power equipment; and

     WHEREAS, MTD concurrently with the execution of this Agreement has purchased certain assets utilized by Shiloh to manufacture certain parts for MTD; and

     WHEREAS, the parties desire to define a certain manufacturing supply agreement whereby MTD will purchase from Shiloh and Shiloh will sell to MTD certain parts on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

     1. Manufacturing Equipment. Concurrently with the execution of this Agreement, MTD and Shiloh have executed a Purchase Agreement pursuant to which MTD purchased from Shiloh two (2) lawn mower blade lines and related equipment as further identified in Schedule One attached to the Purchase Agreement ("Blade Lines"). The Blade Lines are located at 5389 West 130th Street, Cleveland, Ohio (the "Facility"). The parties acknowledge and agree that the Blade Lines will be utilized exclusively by Shiloh for the manufacture of lawn mower blades for MTD and its subsidiaries and affiliates.

     2. Shiloh Service Fee. Upon execution of this Agreement, MTD shall pay to Shiloh, via wire transfer, the amount of Five Hundred Thousand Dollars ($500,000.00). Such payment will compensate Shiloh during the term of this Agreement for the following: (a) provision of manufacturing space for MTD without charging rent; (b) subject to Section 18 of this Agreement, normal, customary and routine maintenance of the Blade Lines and the MTD owned tooling and dies and related equipment; (c) assistance with protection of MTD's intellectual property rights; (d) provision of cross functional team assistance to MTD to implement standardization, product substitution, part re-engineering and new product development; (e) compliance with and maintenance of records for the Blade Lines regarding environmental matters; and (f) other obligations of Shiloh under this Agreement.

     3. MTD Component Parts. Shiloh will continue as provided herein to manufacture for MTD the lawn mower blades, as further identified and set forth on Exhibit A attached hereto. Additional parts not listed on Exhibit A may be ordered by mutual agreement of MTD and Shiloh (the parts listed on Exhibit A and any such additional parts, collectively referred to as the "Parts").

     4. Non-Exclusive Purchase. Subject to Section 6 hereof, Shiloh acknowledges and agrees that MTD is not obligated to purchase any specific volume of Parts, and that MTD may, during and/or after the initial term of this Agreement, source the Parts with other vendors or internally. Notwithstanding the above, MTD shall give Shiloh sixty (60) days prior notice should MTD desire to source the Parts to another vendor or have the Parts produced internally at MTD and will coordinate any such re-sourcing consistent with current practices between the parties. If MTD determines to re-source certain Parts, the related amount of raw material (steel) inventory held by Shiloh consistent with relevant lead-times which cannot be used for production of other Parts, will be purchased by MTD at Shiloh's cost.

     5. Planning. During the term of the Agreement, MTD and Shiloh will coordinate capacity planning for supply of the Parts. Based on capacity limitations during the relevant peak season for Parts, Shiloh will "pre-build" based upon the Forecasts hereinafter set forth and ship Parts to MTD to cover MTD's peak demand. During such peak seasons, capacity planning will be based on two shifts five (5) days per week. Shiloh will not increase the purchase prices for the Parts if Shiloh requires use of overtime and/or third shifts in order to deliver the Parts consistent with the Forecasts and capacity planning thereunder.

     6. Forecasts. MTD will provide to Shiloh a twelve (12) month rolling forecast of its requirements (830 Reports) (the "Forecasts"). MTD will meet with Shiloh to periodically review these forecasts.

     7. Order Forms. MTD shall use its standard-form purchase order to order Parts hereunder. The provisions of this Agreement shall be deemed part of each Purchase Order and/or written quantity release, and in the event of conflict between the Purchase Order and/or written quantity release as currently written or amended in the future and this Agreement, the terms of this Agreement shall control. The arbitration provision of any Purchase Order from MTD will not be applicable.

     8. Purchase Prices. The initial purchase prices for each of the Parts will be the prices set forth on Exhibit A attached hereto. Pricing during the term of this Agreement will change as a result of:

     (a) Annual five percent (5%) price reduction each year, on the anniversary date of this Agreement, applied to Shiloh's "value-added component" of the purchase prices as set forth on Exhibit A attached hereto; and

     (b) Periodic cost changes for raw materials (steel) used to manufacture the Parts resulting from material (individually or in the aggregate) increases or decreases based on prices charged to Shiloh by MTD's designated vendors. Such adjustments may be implemented on the initiation of either party and will be determined by the mutual agreement of the parties. Such agreement shall be based on the prices charged to Shiloh by the MTD designated vendor and such agreement will be subject to commercially reasonable review by both parties. MTD and Shiloh will not unreasonably withhold their consent to such adjustments.

     In addition to the above, MTD may conduct market-based price surveys to assure that all prices are competitive and if necessary, will review the results with Shiloh to assure that prices remain competitive.

     9. Payment. Unless otherwise mutually agreed, MTD will pay to Shiloh the amount shown in the Shiloh invoices for the Parts as follows: within seventy-five (75) days for Parts delivered in November - April; within forty-five (45) days for Parts delivered in May - July; and within ninety (90) days for Parts delivered in August - October. Nevertheless, if MTD, in good faith, disputes some amount shown therein and gives Shiloh prompt written notice of such dispute, MTD will pay any portion thereof not in dispute within the time herein specified, and the parties will as soon as reasonably practical thereafter, attempt in good faith to resolve the disputed portion of such invoice.

     10. Sourcing of Steel. In the production and manufacture of the Parts, Shiloh will purchase and have shipped directly to Shiloh's Facility, steel to produce the Parts. Shiloh will not change the source of the steel without MTD's prior written consent.

     11. Tooling. MTD owns and has provided to Shiloh all current relevant tooling, dies and certain related items utilized for the production of the Parts. Shiloh will take all appropriate actions to maintain the tooling, dies and other related items utilized to produce the Parts consistent with good business practices, ordinary wear and tear excepted. Upon the termination of this Agreement and/or production of a specific Part hereunder and as provided hereunder, Shiloh shall permit MTD to remove the applicable tooling, dies and related items no longer needed for production of the applicable Part provided that MTD has paid to Shiloh all invoices issued hereunder except to reasonably disputed amounts set forth in Section 9.

     12. Delivery. Shiloh will ship Parts in accordance with MTD's releases for delivery of its requirements (862 Reports). Without limiting the provisions of MTD's Purchase Order terms and conditions, if Shiloh does not timely deliver the Parts set forth in MTD's Forecasts and as a result MTD cannot timely deliver such applicable end products to its customers, MTD may assess Shiloh charge backs in amounts equal to the verified amounts which the customers of MTD charge back to MTD due to late delivery of the applicable end products sold by MTD to its customers. MTD and Shiloh will review any such matters prior to MTD assessing any charge backs and MTD will submit proper documentation and verification of such charge backs.

     13. Customer Support and Communications. Shiloh will provide a single point of contact to manage the Parts supply with MTD. This single point of contact will monitor day-to-day customer satisfaction (at each of MTD's plants) in the areas of delivery, quality and operations support. Where appropriate, Shiloh will provide on-site support at MTD's location at no additional cost.

     14. Location of Blade Lines. The Blade Lines are currently located at the Facility. During the initial term or any renewal term of this Agreement, Shiloh agrees that Buyer shall not be required to remove the Blade Lines from the Facility. Shiloh will continue to reserve the exclusive areas utilized for the operation of the Blade Lines consistent with past practices during the initial term of this Agreement or any renewal term of this Agreement as applicable. Subject to Section 2 hereof, MTD shall not be required to pay any rent or rental related charges with regard to the placement of the Blade Lines at the Facility. Shiloh will maintain insurance on the Facility.

     15. Term of Agreement. Subject to earlier termination as set forth in
Section 19 of this Agreement, the term of this Agreement shall be three (3) years. Unless a party hereto provides written notice to the other party at least thirty (30) days prior to the end of the initial term of this Agreement or any renewal term, the term of this Agreement shall automatically renew for an additional term of one (1) year.

     16. Indemnification and Insurance. Shiloh will maintain casualty and general liability coverage for the Facility. Shiloh will maintain workers' compensation insurance coverage and will be responsible for any employee-related claims with regard to the Blade Lines. MTD will maintain casualty insurance with regard to the Blade Lines. In addition, MTD will indemnify Shiloh and will maintain product liability insurance with regard to the Parts manufactured with the Blade Lines provided however MTD's obligation to provide indemnification shall not extend to or include claims allegedly resulting from unauthorized modifications or alteration of the Parts by Shiloh or claims alleging an act of independent negligence by Shiloh in manufacturing or furnishing the Parts.

     17. Intellectual Property. MTD shall own all existing and any intellectual property developments with regard to the manufacture of the Parts. Shiloh will assist, at no additional cost to MTD, with the filing of any patent or other intellectual property rights with regard thereto.

     18.  Physical Improvements and Repairs to the Blade Lines.

     (a) Pursuant to Section 2(b) of this Agreement, Shiloh will be responsible for the normal, customary and routine maintenance of the Blade Lines and MTD owned tooling and dies and related equipment. If the Blade Lines require an accession, a "major overhaul", repair or other non-routine maintenance expenditure other than such matters resulting directly from the failure of Shiloh to follow proper maintenance and/or operational guidelines, Shiloh shall notify MTD of such requirements and MTD (with the cooperation of Shiloh) shall pay for such accession, overhaul or repair. If there should be a failure of the Blade Lines other than such matters resulting directly from the failure of Shiloh to follow proper maintenance and/or operational guidelines, and if MTD should determine not to make the expenditures necessary to repair the Blade Lines, Shiloh shall not be in default of its obligations under this Agreement and the provisions of Section 22 shall not apply.

     (b) In addition, if MTD determines that it is appropriate to make capital expenditures (as defined by generally accepted accounting principles) with regard to the Blade Lines, such shall be coordinated between MTD and Shiloh, but MTD shall pay the same. MTD shall own any such improvements to the Blade Lines. In addition, as part of the implementation of any such improvements, MTD and Shiloh shall mutually determine appropriate adjustments to the purchase prices set forth in
          Section 8, if any, in order to allocate between Shiloh and MTD the cost savings resulting from such process improvements.

     19. Default and Termination. Notwithstanding the above term of this Agreement, this Agreement may be terminated by a party upon the occurrence of any of the following as it relates to the other party and at the election of the terminating party as follows:

     (a) if any proceeding in bankruptcy or in reorganization or for the appointment of a receiver or trustee or any other proceedings under any law for the relief of debtors shall be instituted by or against a party or if a party shall make an assignment for the benefit of creditors;

     (b) if there is a material breach by a party of any of the terms of this Agreement, which breach is not remedied or substantial remedial steps completed by the breaching party to the non-breaching party's satisfaction within thirty (30) days of the breaching party's receipt of notice;

     (c) MTD may terminate this Agreement if MTD reasonably determines that Shiloh is not properly managing costs or if prices, quality, deliveries and/or services are at an unacceptable level; provided MTD will provide written notice to Shiloh of such matters and Shiloh will have a period of thirty (30) days to correct such problems;

     (d) If the other party shall cease to carry on its business or a substantial part thereof;

     (e)  Upon written agreement of the parties; or

     (f) By MTD, upon either (i) the sale of a controlling interest in the stock of Shiloh Industries, Inc. or (ii) the sale of all or substantially all of the assets of Shiloh Industries, Inc., to an unrelated third party.

     20.  Effect of Termination.

     (a) Upon termination of this Agreement as provided in Section 19 above, the terminating or non-breaching party shall have no further obligations under this Agreement, except for the payment of money due or to become due from either party to the other as a result of the purchase and sale of Parts hereunder. In the event this Agreement is terminated by MTD, MTD shall have the option to require Shiloh to complete manufacture of any Parts which are subject to an accepted Purchase Order prior to the effective date of termination or MTD may remove the Blade Lines as set forth in Section 21 of this Agreement. Termination of this Agreement shall not affect the rights of the parties or remedies for breaches of this Agreement.

     (b) Upon termination of this Agreement, MTD will purchase from Shiloh at Shiloh's cost the remaining raw material (steel) and finished goods inventory of the Parts as long as such raw material and Parts meet quality specifications, show demand on MTD's material planning report in the next thirty (30) days, and cannot be used for other Shiloh customers.

     21. Removal of Blade Lines. Upon termination of the Agreement, MTD may notify Shiloh that MTD will remove either or both of the Blade Lines. Shiloh will allow MTD access to the Facility for Shiloh to remove either or both of the Blade Lines, and any related equipment at MTD's expense provided MTD has paid all invoices issued hereunder to Shiloh except those subject to reasonable dispute as set forth in Section 9 of this Agreement. MTD will cause the relevant portions of the Facility to be left in a "broom clean" condition (without removal of any foundations or filling of any pits). MTD shall take reasonable efforts during the removal of the Blade Lines so as to minimize the interruption of the operations of Shiloh. Shiloh will cooperate with such removal at no additional cost to MTD. If MTD does not remove one or both of the Blade Lines within one hundred eighty (180) days after termination due to expiration of the term without default by Shiloh, MTD will be deemed to have abandoned the Blade Lines which were not removed. If the Agreement terminates due to default by Shiloh, MTD shall have three hundred sixty (360) after the date of termination days to remove the Blade Lines or MTD will be deemed to have abandoned the Blade Lines which were not removed.

     22. Early Termination Removal Expense Reimbursement. In the event MTD, during the initial term of this Agreement, removes the Blade Lines after a default by Shiloh as set forth in Section 19 of this Agreement, Shiloh will on or after May 1, 2004, reimburse to MTD the verified cost of removal (actual verified out-of-pocket expense to third parties plus reasonable verified expense of MTD employees) of the Blade Lines up to the amount of Five Hundred Thousand Dollars ($500,000.00).

     23. Notices. Any notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given when made upon a party by personal service at any place where they may be found or by mailing such notices, requests, or communications by certified mail, postage prepaid and return receipt requested, or by internationally recognized courier, or by transmitting such notice by facsimile, in each case to the following addresses or facsimile numbers, as the case may be:

     As to MTD:

          Mr. Nicholas Cashier
          Vice President of Purchasing & Materials
          MTD Products Inc
          5965 Grafton Road
          Valley City, Ohio 44280-9711
          Telephone: (330) 225-2600
          Facsimile: (330) 273-7045

     As to Shiloh:

          Mr. Stephen E. Graham
          Chief Financial Officer
          Shiloh Corporation
          c/o Shiloh Industries, Inc.
          5389 West 130th Street
          Cleveland, Ohio 44130-1094
          Telephone: (216) 267-2600
          Facsimile: (216) 265-4244

or to such other addresses or telecopy numbers as such party may specify in a notice given to the other party as provided in this Section 23.

     24. Independent Contractors. The relationship established between the parties by this Agreement is that of vendor to vendee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between the parties. Each party is an independent contractor and shall not be deemed an agent of the other party for any purpose whatsoever. Neither party, nor any of its agents or employees shall have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of the other party. Neither party shall make warranties or representations on behalf of the other party to customers or to the trade with respect to any of the Parts described herein, except such as may be expressly approved in writing by the other party.

     25. Force Majeure. Except for the payment of money, performance under this Agreement by either party may be postponed or extended automatically to the extent that a party is prevented from performing its obligations by any cause beyond its reasonable control, such as acts of God, strikes, labor disputes, supply disruptions, governmental regulations superimposed after the fact, fire, acts of war, riots, or other force majeure events, provided such cause does not arise from the non-performing party's negligent or intentional action, and provided further that the party unable to perform promptly notifies the other of the event and the estimated period of delay and provided further that during any such period of delay, MTD may source with another supplier any of the Parts which were being made by Shiloh and Shiloh will assist with the transfer of raw materials (steel), tooling and related items. In the event of such delay, the time for performance by the non-performing party will be extended for a period equal to the number of days during which such performance is delayed. Except for the negligent or intentional actions attributable to a particular party, neither party shall be liable for losses, damages, lost profits or consequential damages due to any delay, in shipment or in delivery or default resulting from a force majeure event set forth in this Agreement.

     26. Amendment of Agreement. This Agreement may be amended only upon the written approval of both parties to this Agreement or their permitted assigns, if applicable.

     27. Headings and Recitals. The headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement. The recitals set forth herein are a material provision of this Agreement and are to be relied upon by the parties.

     28. Waiver. Any failure on the part of either party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

     29. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be in whole or in part invalid or unenforceable, the Agreement in its entirety shall be automatically modified to exclude the offending provision and the remaining provisions shall remain in full force and effect.

     30. Counterparts. This Agreement has been executed in separate counterparts, each of which will be deemed an original copy hereof without production of the other counterparts, but all such counterparts constitute only one and the same agreement.

     31. Binding Effect. This Agreement has been duly authorized, executed and delivered by both parties and is the legal and binding obligation of the parties enforceable in accordance with its terms. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Shiloh acknowledges that MTD may assign this Agreement to its affiliates.

     32. Entire Agreement. This Agreement and the attached Exhibits contain the entire agreement between the parties hereto with respect to subject matter herein. This Agreement supersedes all prior negotiations, agreements and oral or written understandings and agreements between the parties related to the subject matter herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                   MTD PRODUCTS INC

                                   By:    /s/ Ronald C. Houser
                                          --------------------------------------
                                   Title: EXECUTIVE VICE PRESIDENT AND
                                          --------------------------------------
                                          CHIEF FINANCIAL OFFICER
                                          --------------------------------------


                                   SHILOH AUTOMOTIVE, INC.

                                   By:    /s/ Steven E. Graham
                                          --------------------------------------
                                   Title: CHIEF FINANCIAL OFFICER
                                          --------------------------------------



                      GUARANTEE OF SHILOH INDUSTRIES, INC.

     As the sole shareholder of Shiloh Automotive, Inc., Shiloh Industries, Inc. acknowledges the receipt of benefits pursuant to the Agreement and guarantees the obligations of Shiloh Automotive, Inc. as set forth in this Agreement.

                                   SHILOH INDUSTRIES, INC.

                                   By:    /s/ Steven E. Graham
                                          --------------------------------------
                                   Title: CHIEF FINANCIAL OFFICER
                                          --------------------------------------